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                      [CHANCELLOR MEDIA CORPORATION LOGO]



                                                               NEWS ANNOUNCEMENT


          HICKS, MUSE, TATE & FURST AFFILIATES AUTHORIZE THE PURCHASE OF UP TO $100 MILLION OF ADDITIONAL CHANCELLOR MEDIA SHARES

Dallas, Texas, September 15, 1998 - Chancellor Media Corporation (NASDAQ:AMFM) announced today that it has been informed by Hicks, Muse, Tate & Furst Incorporated, its largest shareholder, that certain Hicks Muse affiliates may purchase up to $100 million of Chancellor Common Stock in open market transactions commencing immediately. According to Hicks Muse, the timing of any such purchases, the duration of the purchase period and the actual number of shares to be purchased will depend on market conditions.

Chancellor Media Corporation is a diversified media company to consist of the Chancellor Radio Group, Chancellor Outdoor Group, Chancellor Television Group and Katz Media, a leading media representation firm, pending completion of previously announced transactions.

CONTACT:
Matthew E. Devine
Chief Financial Officer
Chancellor Media Corporation
214/922-8700

Joseph N. Jaffoni                                 Roy Winnick
David C. Collins                                  Mark Semer
Jaffoni & Collins Incorporated                    Kekst and Company
212/835-8500; amfm@jcir.com                       212/521-4842/4802

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